EXHIBIT 10.12

Entera Bio Ltd.

[date]

Dear [please insert name]

Re: Indemnification Letter between Entera Bio Ltd. and [name] (the “Indemnification Letter”)

You are or have been appointed as a director or office holder as such terms are defined in the Israeli Companies Law – 1999 (the “Companies Law”) (collectively, an “Office Holder”) of Entera Bio Ltd. (the “Company”), and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law. The indemnification provided for herein will also apply if permitted by the Companies Law to any “action” (as such term is defined below) taken by you in your capacity as a director, officer and/or employee of any other company controlled directly or indirectly by the Company (“Subsidiary”) or in your capacity as a director, or observer at board of directors’ meetings of a company not controlled by the Company but where your appointment as a director or observer results directly from the Company’s holdings in such company (“Affiliate”) and references herein to the Company shall encompass such roles, as applicable.

This letter is a supplement to and in furtherance of the indemnification provisions of the Articles of Association of the Company (as may be amended from time to time) and shall not be deemed a substitute therefor, nor to diminish or abrogate any of your rights thereunder.

In consideration of you continuing to serve the Company, the Company hereby agrees as follows:

1.             The Company hereby undertakes to indemnify you to the maximum extent permitted by the Companies Law in respect of the following:

1.1.  any financial obligation or liability imposed on, or incurred by you in favor of another person and/or legal entity, including any government office by, or expended by you as a result of, a court judgment, including a settlement or an arbitrator’s decisions approved by a court of law, in respect of any act or omission (“action”) taken or made by you in your capacity as an Office Holder of the Company or any Subsidiary; and

1.2.  all reasonable legal expenses including attorney’s fees expended by you or charged to you by a court of law, including reasonable attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend to be a witness in or participate, in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation brought against you by the Company or on its behalf or by another person, or in any criminal prosecution in which you are acquitted, or in any criminal prosecution of a crime which does not require proof of criminal intent in which you are convicted, all in respect of actions taken by you in your capacity as an Office Holder of the Company or of any Subsidiary; and

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1.3.  all reasonable expenses, including attorneys’ fees, expended by you as a result of an investigation or a proceeding instituted against you by a competent authority, provided that such investigation or proceeding is “concluded without the filing of an indictment against you” (as defined in the Companies Law) and “without any financial liability imposed on you in lieu of criminal proceedings” (as defined in the Companies Law), or that is concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction imposed on you in your capacity as an Office Holder of the Company or of any Subsidiary; and

1.4.  A payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the “Securities Law”), if applicable, and reasonable litigation expenses, including attorney fees, that you incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, if applicable, or under Article D of the Fourth Chapter, Ninth Part of the Companies Law, if applicable, including reasonable legal expenses, which term includes attorney fees; and

1.5.  any other circumstances arising under the law in respect of which the Company may indemnify an Office Holder of the Company, (including, without limitation, Section 50P(b)(2) of the Israeli Restrictive Trade Practices Law, 5758-1988).

2.             Notwithstanding the aforesaid, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1.  a breach of your duty of loyalty to the Company or any Subsidiary, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company or any Subsidiary while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or any Subsidiary, as applicable;

2.2.  a willful or reckless breach of the duty of care, other than a breach committed solely by negligence;

2.3.  an action taken or not taken with the intent of unlawfully realizing personal gain;

2.4.  a fine or penalty imposed upon you for an offense; and

2.5.  a counterclaim made by the Company or any Subsidiary or in their names in connection with a claim against the Company or any Subsidiary filed by an Indemnitee.

In any such case under this Section 2, a determination of non-indemnification by the Company shall only be made if it is determined upon final adjudication of a court of competent jurisdiction that you are not lawfully entitled to such indemnification.

3.             To the fullest extent permitted by law, the Company shall make available all amounts needed in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), or as soon as possible, but in any event not later than five (5) Business Days following your written demand to the Company, and with respect to items referred to in Section 1.2 and 1.3 above, even prior to a court or other tribunal decision. Subject to applicable law and the other provisions hereof, the Company shall advance reasonable expenses incurred by you in connection with a claim relating to any event that is indemnifiable hereunder. Advances given to cover reasonable expenses in criminal proceedings will be repaid by you to the Company, within ten (10) Business Days as of the court’s decision, if you are found guilty of a crime which requires proof of criminal intent or if a financial liability was imposed in lieu of a criminal proceeding for a crime which requires a finding of criminal intent. Other advances will be repaid by you to the Company if it is determined by a court of competent jurisdiction that you are not lawfully entitled to such

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indemnification. For purposes of this Indemnification Letter, “Business Days” means days on which customer services are provided by a majority of the major commercial banks in Israel.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.             The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or any Subsidiary provided that the obligations are in respect of actions taken by you while you were an Office Holder of the Company or any Subsidiary as aforesaid, and in such capacity.

5.             Subject to the applicable law, including, without limitation, the Companies Law, the indemnification will be limited to the matters mentioned in Section 1.2 through 1.5 above and to the matters mentioned in Section 1.1 above insofar as they result from, or are connected to, your actions in the following matters, which are deemed by the Company’s Board of Directors (the “Board”), based on the current activity of the Company, to be foreseeable at the date hereof:

5.1.  The offering or sale of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from holders thereof pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings and violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims and other claims relating to relationships with investors and the investment community;

5.2.  Actions in connection with investments the Company, Affiliates and/or Subsidiaries make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company, Affiliates and/or Subsidiaries as a director, officer and/or board observer of the corporation which is the subject of the transaction and the like;

5.3.  The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company, Affiliates and/or any Subsidiary;

5.4.  Actions in connection with any sale of the assets of the Company or the acquisition of any other entity or the Company, Affiliate and/or any Subsidiary by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company, Affiliate and/or any Subsidiary or the liquidation of the Company, the issuance of shares or securities exercisable into shares of the Company, changing the share capital of the Company, formation of subsidiaries, reorganization, winding up or sale of all or part of the business, operations or shares of the Company;

5.5.  Actions in connection with the sale of the operations and/or business, or part thereof, of the Company, Affiliate and/or any Subsidiary;

5.6.  Actions in connection with the purchase, licensing or acquisition of rights in products, assets or technologies of other persons or legal entities, and the sale, licensing or grant of license in the same to other persons or legal entities;

5.7.  Actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

5.8.  Actions taken in connection with labor relations and/or employment matters in the Company, Affiliate and/or any Subsidiary and trade relations of the Company, Affiliate and/or any Subsidiary, including with employees, independent contractors, customers, suppliers and various service providers;

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5.9.  Actions in connection with the conduct of clinical trials and/or testing, development, testing or manufacturing of products developed by the Company, Affiliate and/or any Subsidiary or in connection with the distribution, sale, license or use of such products, including without limitations in connection with professional liability and product liability claims;

5.10.  Actions taken in connection with the intellectual property of the Company, Affiliate and/or any Subsidiary and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

5.11.  Actions taken pursuant to or in accordance with the policies and procedures of the Company, Affiliate and/or any Subsidiary, whether such policies and procedures are published or not;

5.12.  Approval of corporate actions, including the approval of acts of the Company’s management, its guidance and its supervision;

5.13.  Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

5.14.  Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorization in any jurisdiction;

5.15.  Claims in connection with publishing or providing any information, including any filings with governmental authorities (including, without limitation, the Israeli income tax authorities, National Insurance Institute of Israel and the Israeli Companies Registrar), on behalf of the Company, in the circumstances required under applicable laws;

5.16.  Claims in connection with the preparation or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information;

5.17.   Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company or its Affiliates and/or Subsidiaries;

5.18.   Actions resulting in bodily injury or harm, illness, death, or property loss, including the loss of use thereof;

5.19.  Actions concerning the approval of transactions of the Company, Affiliate and/or any Subsidiaries with Office Holders and/or holders of controlling interests in the Company, Affiliate and/or any Subsidiaries;

5.20.   Participation and/or non-participation at the Board and/or Board committees meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Board and/or Board committees meetings;

5.21.   The Company’s interaction with the tax authorities, the Company’s and the subsidiaries’ shareholders, employees, creditors and other third parties, including, but not limited to: (i) failure to remit tax withheld in connection with the Company’s and its Subsidiaries’ and/or Affiliate’s employees’ compensation and benefits; (ii) failure to remit to third parties any amount deducted from the payments due to the Company’s and its Subsidiaries’ and/or Affiliate’s employees; (iii) failure to pay royalties due to third parties in compliance with the agreement(s) entered into between the Company and its Subsidiaries and/or Affiliates with such third parties; and (iv) failure to pay monetary liabilities to third parties relating to loans received by the Company and its Subsidiaries and/or Affiliates;

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5.22. Actions taken in connection with the intellectual property rights of the Company and its Subsidiaries and/or Affiliates and its protection, including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas;

5.23. Actions in connection with the conduct of clinical trials and/or testing, development, or manufacturing of products developed by the Company and its Subsidiaries and/or Affiliates or by third parties on behalf of the Company and its Subsidiaries and/or Affiliates and/or in connection with the sale, distribution, license or use of such products;

5.24. Actions relating to an offer or issuance of securities of the Company and its Subsidiaries and/or Affiliates to the public by prospectus or privately by private placement, in Israel or abroad, including the details that shall be set forth in the documents in connection with execution thereof;

5.25. Actions and/or reports required by law, if and when the Company shall become a public company whose shares are offered to the public and/or traded on a stock exchange in Israel or abroad and/or as required under law and contract with respect to a private company;

5.26. Resolutions and/or actions and/or reports made in the ordinary course of business and relating to the management of the Company’s business and/or the business of a Subsidiary or an Affiliate;

5.27. Resolutions and/or actions relating to environmental and public health matters of the Company and/or of a Subsidiary or an Affiliate;

5.28. Resolutions and/or actions relating to patents, trademarks, copyrights and other intellectual property and/or in regard to the violation of the same;

5.29. Acts or omissions not covered by product liability insurance;

5.30. Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or Affiliates and/or the purchase or sale of assets, including the purchase or sale of companies and/or businesses, and/or investments in corporate or other entities and/or investments in traded securities and/or any other form of investment;

5.31. Resolutions and/or actions relating to transactions of the Company and/or of a Subsidiary or an Affiliate with others, including inter-company transactions, and clients, contractors, suppliers etc.;

5.32. Resolutions and/or actions relating to the distribution of dividends and/or repurchase of shares or returns of capital or loans of the Company and/or of an Affiliate;

5.33. Resolutions and/or actions relating to tender offers, including actions relating to delivery of opinions in relation thereto, of the Company and/or of an Affiliate;

5.34. Resolutions and/or actions relating to the approval of transactions with officers and/or directors and/or shareholders of the Company and/or of an Affiliate;

5.35. Acts or omissions in connection with bodily injury or property damage attributed to the Company and its Subsidiaries and/or Affiliates and/or to the Office Holder operating on the Company’s behalf;

5.36. Act or omission resulting in the failure to maintain appropriate insurance and/or inadequate safety measures and/or a malpractice of risk management;

5.37. The sale of securities by the Company and its Subsidiaries and/or Affiliates and/or by a shareholder to investors or the offer by the Company and its Subsidiaries and/or Affiliates to purchase

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securities from the public and\or from private investors or other holders thereof pursuant to agreements, notices, reports, tenders and/or other proceedings;

5.38. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company and its Subsidiaries and/or Affiliates;

5.39. Actions in connection with the sale of the outstanding share capital and/or the operations and/or business, or part thereof, of the Company and its Subsidiaries and/or Affiliates;

5.40. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

5.41. Actions in regard to invasion of privacy including with respect to databases and acts in regard of slander;

5.42. Actions in connection with antitrust matters and/or laws and regulations relating to commercial wrong-doing;

5.43. Actions in connection with the negotiations, execution, delivery and performance of agreements on behalf of the Company and its Subsidiaries and/or Affiliates, whether written or oral;

5.44. Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchase, holding or disposition of securities of the Company and its Subsidiaries and/or Affiliates or any other investment activity involving or effected by such securities, including, for the removal of doubt, any offering of the Company and its Subsidiaries and/or Affiliate’s securities to private investors or to the public, and listing of such securities, or the offer by the Company and its Subsidiaries and/or Affiliates to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company and its Subsidiaries and/or Affiliate’s status as a public company or as an issuer of securities;

5.45. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company and its Subsidiaries and/or Affiliates, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not; and

5.46. Claims by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company and its Subsidiaries and/or Affiliates, or its employees, agents or other persons acting or allegedly acting on their behalf.

5.47. Violations of the Company and/or any Subsidiary and/or an Affiliate of any laws, acts, regulations and rules including without limitation:

(a)                The Israeli Income Tax Ordinance (new version), 5721-1961, and all resolutions and/or actions and/or defaults relating to any tax law, including without limitation all payments, monetary transfers, receipts, the sale or acquisition of any assets and all other financial

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actions made between the Company and its Subsidiaries and/or Affiliates and third parties including inter-company transactions and the filing requirement relating to such actions;

(b)               The Anti Money Laundering Act, 5760-2000, and all resolutions and/or actions and/or defaults relating to any related law, including without limitation all payments, monetary transfers, receipts, the sale or acquisition of any assets and all other financial actions made between the Company and its Subsidiaries and/or Affiliates and third parties including inter-company transactions and the filing requirement relating to such actions;

(c)                The Securities Law and all resolutions and/or actions and/or defaults relating to any securities law, including without limitation, the disclosure of or the failure to disclose any information to any third parties including to any securities holders of the Company and its Subsidiaries and/or Affiliates related to any sale, acquisition, issuance, distribution and any other similar action pertaining to the Company and its Subsidiaries and/or Affiliate’s securities including any public offering, private offering and all other offers related to the sale, purchase and acquisition of the Company and its Subsidiaries and/or Affiliate’s securities; and

5.48. Representations and warranties made in good faith in connection with the business of the Company or any Subsidiary or an Affiliates;

5.49. Claims relating to the Company and its Subsidiaries and/or Affiliate’s financial reports and tax returns, including the preparation thereof; and

5.50. Any of the above taken, relating or otherwise applicable to any Subsidiary or an Affiliate.

6.              The indemnification that the Company undertakes towards all persons and legal entities whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall be the greater of : (i) $50 (fifty million] U.S. Dollars); or (ii) an amount equal to the Company’s shareholders equity, based on the Company’s most recent financial statements before the date on which the payment is to be made (the “Maximum Amount”), provided, that if such amount is found insufficient to cover all amounts to which such persons and legal entities are entitled to, the abovementioned amount shall be allocated to such persons and legal entities pro rata to the amounts to which they are so entitled.

7.              The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above. If you are entitled under any provision of this Indemnification Letter to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by you, but not, however, for the total amount thereof, the Company shall nevertheless indemnify you for the portion of such expenses to which you are entitled.

8.              Subject to the provisions of Sections 1 to 7 above, the indemnification provided for hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Indemnification Letter.

You shall be covered by the Company’s directors and officers insurance policy, in effect from time to time (the “D&O Policy”) and any other insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company. Subject to the mandatory limitations under applicable law, you shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company

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shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on your behalf, all amounts payable as a result of such proceeding in accordance with the terms of such policies. The Company hereby undertakes to notify you thirty (30) days prior to the expiration or termination of any such D&O Policy. Notwithstanding the generality of the foregoing and except as set forth herein, the indemnification amount actually paid shall be limited to those amounts not covered by the D&O Policy, such that you will not be entitled to payment from the Company for amounts which you have actually obtained under the D&O Policy.

9.              The Company hereby acknowledges that you have now or may have in the future certain rights to indemnification, advancement of expenses and/or insurance provided by third parties, including without limitation any investor in the Company’s shares on behalf of which you serve as a director in the Company (the “Third Party Indemnitor”), and the Company hereby agrees: (a) that the Company is the indemnitor of first resort (i.e., its obligations to you are primary and any obligation of any Third Party Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by you are secondary), and (b) that it irrevocably waives, relinquishes and releases any Third Party Indemnitor from any and all claims against any Third Party Indemnitor for contribution, subrogation or any other recovery of any kind in respect of the subject matters of this Indemnification Letter. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by any Third Party Indemnitor on your behalf with respect to any claim for which you have sought indemnification from the Company shall affect the foregoing, and any Third Party Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of yours against the Company. The Company and you agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this Section 9.

10.            To the extent the Company has made any payment to you under this Indemnification Letter, you agree to reimburse the Company to the extent: (i) you receive or collect any amounts from a Third Party Indemnitor in connection with liabilities indemnified for hereunder, including, but not limited to, any insurance policy or another indemnification agreement, or (ii) a final determination of non-indemnification shall be given by a court of competent jurisdiction as detailed in Section 2 above.

11.            The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder to be paid by you to the Company within fifteen (15) days following the receipt of the said amount.

12.            In all indemnifiable circumstances, indemnification will be subject to the following:

12.1. You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein, except and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend against such action. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Similarly, you hereby commit to advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against yourself in connection with your actions or omissions as an Office Holder of the Company or any Subsidiary, however, your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except to the extent that such failure to notify causes the Company damages.

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12.2. Other than with respect to proceedings that have been initiated against you by the Company or in its name or by you against the Company in order to assert, interpret or enforce your rights hereunder, the Company subject to your prior consent, which will not be unreasonably withheld, shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose. The Company shall notify you of any such decision to defend within seven (7) days of receipt of notice of any such proceeding.

12.3. The Company shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents required to enable the Company to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

12.4. For the avoidance of doubt, in the case of criminal proceedings the Company will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company will not have the right to admit to any occurrences that are not fully indemnifiable pursuant to this Indemnification Letter and/or pursuant to law, or admit any wrongdoing on your behalf, without your written consent. However, the aforesaid will not prevent the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Indemnification Letter or pursuant to law and further provided that any such settlement or arrangement does not impose on you any liability or limitation. The Company shall not, without your prior written consent, consent to the entry of any judgment against you or enter into any settlement or compromise which (i) includes an admission of your fault, (ii) does not include, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Indemnification Letter and pursuant to law.

12.5. Notwithstanding the above, (i) if in a proceeding to which you are a party by reason of your status as a director or officer of the Company and the named parties to any such proceeding include both you and the Company or any subsidiary of the Company, a conflict of interest or potential conflict of interest (including the availability to the Company and its subsidiary, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, you shall be entitled to be represented by separate legal counsel, which shall represent other persons similarly situated, of the Company’s choice (if the Company selects such counsel in a timely manner) and reasonably acceptable to you and other person’s choice, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Letter of Indemnification, or in the event that the Company or any other person takes any action to declare this Letter of Indemnification void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, and reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

12.6. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine your right to indemnification hereunder or fails to make such payment or advancement within a reasonably timely manner, you may file a petition with any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse you in full for any reasonable expenses incurred by you in connection with investigating, preparing for, litigating, defending or settling any action brought by you under the immediately preceding sentence, provided that the applicable court resolved in favor of you in such claims.

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12.7. You will fully cooperate with the Company and/or any attorney as aforesaid as is reasonably required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other relevant documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

12.8. If, in accordance with Section 12.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Indemnification Letter or the above resolutions to indemnify you for any reasonable expenses, including any legal fees, that you may expend in connection with your defense, unless (i) the Company shall not have assumed the conduct of your defense as contemplated in a timely manner (but in any event not later than thirty (30) days from your written request), (ii) the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, (iii) the named parties to any such action (including any impleaded parties) include both you and the Company, and in the Company’s legal counsel’s opinion, joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between you and the Company, or (iv) the Company shall agree to such expenses in writing, in either of which events you shall be entitled to be represented by separate legal counsel and reasonable fees and expenses of your counsel shall be borne by the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Letter, or in the event that the Company or any other person takes any action to declare this Indemnification Letter void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, and reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

12.9. Except as required pursuant to applicable law, judicial order, regulation or any legal or regulatory proceedings, neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Letter against you that would in any manner be reasonably be expected to cast any negative light, inference or aspersion against you.

12.10. The Company will have no liability or obligation pursuant to this Indemnification Letter to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s prior written consent to such compromise or settlement, such consent not to be unreasonably withheld or delayed.

13.              The Company hereby exempts you as well as releases you, in advance, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that you shall not be exempt with respect to any action or omission as to which, under applicable law, the Company is not entitled to exculpate you.

14.              If for the validation of any of the undertakings in this Indemnification Letter any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

15.              Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Articles of Association, applicable law, any agreement or otherwise.

16.              If any undertaking included in this Indemnification Letter is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or

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amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law. Without derogating from the above, In the event of any change, after the date of this Indemnification Letter, in any applicable law, statute or rule which expands or limits the right of an Israeli company to indemnify its office holders, such changes shall be, ipso facto, within the purview of your rights and the Company’s obligations, under this Indemnification Letter.

17.              This Indemnification Letter and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel and the competent courts of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Indemnification Letter.

18.              The Company undertakes that to the extent that the Company, in any time in the future, shall grant broader indemnification undertakings to any Office Holders of the Company, such broader indemnification undertakings shall apply to you as well, whether or not a new indemnification agreement is in effect granted to you.

19.              Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that your action was unlawful.

20.              No waiver of any of the provisions of this Indemnification Letter shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Letter (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

21.              This Indemnification Letter constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. Notwithstanding the foregoing or anything herein to the contrary, your rights hereunder shall not be deemed exclusive of any other rights you may have under the Company’s Articles of Association, applicable law or otherwise.

22.              No amendment, modification, termination or cancellation of this Indemnification Letter shall be effective unless it is in writing and signed by the parties hereto.

23.              This Indemnification Letter shall inure to your benefit and to the benefit of your heirs, spouses, personal and legal representatives, executors and administrators and assigns and shall be binding upon the Company, its successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company. This Indemnification Letter shall continue for your benefit and your heirs’, spouses, personal and legal representatives’, executors’ and administrators’ benefit after you cease to be an Office Holder of the Company.

24.              All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given and shall in any event be deemed to be given:

24.1.   When actually tendered, if hand delivered, or

24.2.   Five (5) business days if sent internationally after deposit with the applicable postal service; or

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24.3.   If sent by facsimile or electronic mail, twenty four (24) hours after it has been transmitted provided that sender has obtained confirmation of transmission from the transmitting facsimile or electronic mail system. All notices and other communications required or permitted hereunder shall be addressed if to you, at your address as set forth beneath your signature to this Indemnification Letter and if to the Company, at the address of its principal corporate offices or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. For the removal of any doubt, a notice that is defectively addressed or that otherwise fails to comply with the provisions of this Section 23 shall nevertheless be deemed to have been served if and when actually received by the addressee.

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Kindly sign and return the enclosed copy of this letter to acknowledge your agreement to the contents hereof.

Very truly yours,

Entera Bio Ltd.

Accepted and agreed to:

_________________________

Name:

Address:

Date: